Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to (i) the incorporation by reference in this Registration Statement on Form S-1MEF (the “Registration Statement”) of Diamondback Energy, Inc. and any amendments thereto of our report dated January 16, 2013 with respect to the estimates of reserves, future production and income attributable to certain leasehold interests of Diamondback Energy, Inc. as of December 31, 2012 and (ii) the incorporation by reference in the Registration Statement of information from our report dated May 31, 2012 with respect to the estimates of reserves, future production and income attributable to certain leasehold interests of Windsor Permian LLC as of December 31, 2011, in each case with respect to properties located in the Permian Basin in West Texas.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

June 18, 2013